Exhibit 99.1

TriPath Imaging Receives FDA Approval to Screen
AutoCyte® PREP Thin-Layer Slide Preparations on
the AutoPap® System

TriPath Imaging Is First to Offer a Fully Integrated Solution for Thin-Layer

Slide Preparations for Cervical Cancer Screening

     BURLINGTON, N.C., Oct. 8 /PRNewswire/ — TriPath Imaging, Inc. (Nasdaq: TPTH) announced today that the Company has received approval from the United States Food & Drug Administration (“FDA”) to include the screening of AutoCyte® PREP (“AutoCyte PREP” “PREP”) thin-layer slide preparations on the AutoPap® Primary Screening System (“AutoPap”).

     TriPath Imaging is the first company to offer an automated solution for cervical cancer screening that integrates the collection, preparation, staining and computerized analysis of liquid based thin-layer preparations. Today’s action by the FDA, approving the use of the AutoPap Primary Screening System with PREP thin-layer slides, expands TriPath Imaging’s 1998 approval to screen conventional Pap smears using the AutoPap® System. TriPath Imaging is the only company to offer laboratories a screening system that can address both thin-layer slide preparations and conventional Pap smears on a single computerized platform.

     “We are very pleased to have received FDA approval to screen AutoCyte® PREP slides with the AutoPap® System,” stated Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging, Inc. “We believe that the clinical performance and economic efficiencies gained with our integrated solution offer the flexibility that our customers require as they transition from conventional testing to thin-layer Pap smear testing. Furthermore, today’s approval by the FDA sets the stage for our next generation of screening products.”

     TriPath Imaging develops, manufactures and markets products to improve cancer screening and diagnostics. The AutoCyte® PREP System, a proprietary automated thin-layer cytology sample preparation system that produces specimen slides with a homogeneous, thin-layer of cervical cells, is one of only two sample preparation systems approved by the FDA as a replacement for the conventional Pap smear. The AutoPap® Primary Screening System utilizes proprietary technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. The AutoPap® System identifies up to 25% of conventional and AutoCyte® PREP slides that receive AutoPap® review only, and may be archived as “normal.” In May 1998, the AutoPap® was approved by the FDA as the first and only fully automated device for primary screening of conventional Pap smear slides. With the FDA’s current action, the AutoPap® System is now approved for primary screening of AutoCyte® PREP thin-layer slide preparations.

     Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties including, without limitation, risks associated with uncertainties regarding FDA approval, uncertainties regarding market acceptance of our products, risks associated with technological change, uncertainties regarding the Company’s ability to successfully implement the integration of its products, the Company’s uncertainty of future profitability, dependence on a limited number of products, limited marketing and sales experience, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including those described in the Company’s annual report on Form 10-K for the year ended December 31, 2000.

     Contact: Paul R. Sohmer, M.D., President & Chief Executive Officer, Stephen P. Hall, Senior Vice-President and Chief Financial Officer, James D. Everhart, Director of Finance and Treasurer, or Kathryn E. Johnson, Manager of Corporate Communications and Investor Relations, all of TriPath Imaging, Inc., (336) 222-9707.

SOURCE TriPath Imaging, Inc.